ARROW ELECTRONICS, INC.
25 HUB DRIVE
MELVILLE, NEW YORK   11747

[Logo]

STEPHEN P. KAUFMAN
CHAIRMAN AND CHIEF EXECUTIVE OFFICER



                                                                   April 3, 1996

Dear Shareholder:

                  You are cordially invited to attend the Annual Meeting of Shareholders of Arrow Electronics, Inc., which will be held on Wednesday, May 14, 1996 at 11:00 A.M., at Chemical Banking Corporation, 270 Park Avenue, New York, New York. The formal Notice of Annual Meeting and Proxy Statement, fully describing the matters to be acted upon at the meeting, appear on the following pages.

                  The matters scheduled to be considered at the meeting are the election of directors, a proposal to amend the Certificate of Incorporation of Arrow to increase the number of authorized shares of common stock, and the ratification of the appointment of Arrow's auditors.

                  The Board of Directors recommends the approval of the proposals being presented at the Annual Meeting of Shareholders as being in the best interest of Arrow. We urge you to read the Proxy Statement and give these proposals your careful attention before completing the enclosed proxy card.

                  Your vote is important regardless of the number of shares you own. Please be sure you are represented at the meeting, whether or not you plan to attend, by signing, dating and mailing the proxy card promptly. A postage-paid return envelope is enclosed for your convenience.

                                       Sincerely yours,



                                       Stephen P. Kaufman
                                         Chairman and Chief Executive Officer

                            ARROW ELECTRONICS, INC.
                                  25 Hub Drive
                            Melville, New York 11747
                                ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To be Held May 14, 1996
                                ---------------

                                                                   April 3, 1996

To the Shareholders of
  Arrow Electronics, Inc.:

                  The Annual Meeting of Shareholders of Arrow Electronics, Inc., a New York corporation ("Arrow"), will be held at Chemical Banking Corporation, 270 Park Avenue, New York, New York, on May 14, 1996 at 11:00 A.M., prevailing local time, for the following purposes:

                  1.       To elect directors of Arrow for the ensuing year.

                  2. To consider and act upon a proposal to amend the Certificate of Incorporation of Arrow to increase the number of authorized shares of common stock from 80,000,000 shares to 120,000,000 shares.

                  3. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as Arrow's independent auditors for the fiscal year ending December 31, 1996.

                  4. To transact such other business as may properly come before the meeting or any adjournments thereof.

                  Only shareholders of record at the close of business on March 29, 1996 are entitled to notice of and to vote at the meeting or any adjournments thereof.

                                        By Order of the Board of Directors,



                                           Robert E. Klatell
                                             Secretary

================================================================================
                                   IMPORTANT
         Please complete, sign and date the enclosed proxy and return it promptly in the enclosed return envelope which has been provided for your convenience, whether or not you plan to attend the meeting. The prompt return of proxies will assure a quorum and reduce solicitation expense.
================================================================================

                                Preliminary Copy

                            ARROW ELECTRONICS, INC.

                                  25 Hub Drive
                            Melville, New York 11747
                              -------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                            To be Held May 14, 1996

                              -------------------

                                PROXY STATEMENT

                              -------------------


                  This Proxy Statement, mailed to shareholders on April 3, 1996, is furnished in connection with the solicitation by the Board of Directors of Arrow Electronics, Inc., a New York corporation ("Arrow"), of proxies to be voted at the Annual Meeting of Shareholders to be held in New York, New York on May 14, 1996, and any adjournments thereof, for the purposes set forth in the accompanying notice. Each proxy will be voted with respect to all shares represented by it in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no directions are specified will be voted for the election of directors and in favor of the actions described by the proxy. Any proxy may be revoked at any time prior to exercise by written notice to the Secretary of Arrow by the person giving the proxy.

                  The cost of soliciting proxies will be borne by Arrow. Solicitation of proxies is being made by Arrow through the mail, in person and by telephone. In addition to regular employees of Arrow who may engage in such solicitation, Arrow has retained D.F. King & Co., Inc. to assist in soliciting proxies at an anticipated cost not in excess of $11,000 plus expenses. Arrow will also request brokers and other nominees to forward soliciting materials to the beneficial owners of the stock held of record by such persons and will reimburse such persons for their expenses in forwarding such materials.

                  Only shareholders of record of Arrow's common stock at the close of business on March 29, 1996 are entitled to notice of and to vote at the meeting or any adjournments thereof. On March 29, 1996, Arrow had outstanding ___________ shares of common stock.

                  The following table sets forth certain information with respect to the only shareholders known to management to own beneficially more than 5% of the outstanding common stock of Arrow as of March 29, 1996.


Name and Address                           Number of Shares         Percent of
of Beneficial Owner                       Beneficially Owned         Class(1)
-------------------                       ------------------        ----------

Oppenheimer Group, Inc.                      7,394,111(2)           _____%
Oppenheimer Tower
World Financial Center
New York, New York 10281

Pioneering Management Corporation            3,503,400(3)           _____%
60 State Street
Boston, Massachusetts 02109

Neuberger & Berman LP                        3,138,657(4)           _____%
605 Third Avenue
New York, New York  10158-3698

A I M Management Group Inc.                  2,537,800(5)           _____%
11 Greenway Plaza, Suite 1919
Houston, Texas 77046

---------------
(1) Percentage of beneficial ownership is calculated upon shares of common stock outstanding as of March 29, 1996.

(2) Based upon a Schedule 13G dated February 1, 1996 filed with the Securities and Exchange Commission and includes 6,739,867 shares beneficially owned by Oppenheimer Capital, a registered investment advisor.

(3) Based upon a Schedule 13G dated January 26, 1996 filed with the Securities and Exchange Commission and reflects sole voting power with respect to 3,503,400 shares, sole dispositive power with respect to 172,700 shares, and shared dispositive power with respect to 3,330,700 of the shares beneficially owned by Pioneering Management Corporation, a registered investment advisor.

(4)      Based  upon a  Schedule  13G dated  February  12,  1996  filed with the
         Securities and Exchange Commission and reflects shared power to make decisions whether to retain or dispose of such shares of many unrelated clients.

(5) Based upon a Schedule 13G dated February 12, 1996 filed with the Securities and Exchange Commission and includes shares beneficially owned by A I M Advisors, Inc. and A I M Capital Management, Inc., registered investment advisors.

                  At March 29, 1996, all executive officers and directors of Arrow as a group were the beneficial owners of _________ shares (_._%), including _______ shares held by the Arrow Electronics Stock Ownership Plan, of which Mr. Stephen P. Kaufman, Mr. Robert E. Klatell, and Mr. John C. Waddell are the trustees, including shares allocated to the accounts of Messrs. Kaufman, Klatell, and Waddell (pursuant to certain regulations promulgated by the Securities and Exchange Commission, Messrs. Kaufman, Klatell, and Waddell may be deemed to have beneficial ownership of these shares by virtue of their shared power as trustees to vote such shares); options to purchase 1,140,082 shares granted under Arrow's Stock Option Plan or under stock option plans of companies acquired by Arrow and assumed by Arrow as part of the acquisition (of which 625,875 options are currently exercisable), including options to purchase 735,625 shares, 119,000 shares, 9,000 shares, 10,000 shares, 60,000 shares, and
82,499 shares granted to Mr. Kaufman, Mr. Klatell, Mr. Waddell, Mr. Carlo Giersch, Mr. Steven W. Menefee, and Mr. Robert S. Throop,
respectively (of which 377,291 options, 104,000 options, 9,000 options, 3,333 options, 25,000 options, and 41,860 options, respectively, are currently exercisable); and 175,043 shares awarded under Arrow's Restricted Stock Plan (of which 88,593 shares have vested and are not forfeitable), including 43,500 shares, 33,775 shares, 2,518 shares, 53,750 shares, and 13,000 shares awarded to Messrs. Kaufman, Klatell, Waddell, Menefee, and Throop, respectively (of which 32,000 shares, 24,775 shares, 68 shares, 24,750 shares, and 2,500 shares, respectively, have vested and are not forfeitable).

                             ELECTION OF DIRECTORS

                  The entire Board of Directors of Arrow is to be elected, and those persons elected will hold office until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and qualified. Persons receiving a plurality of the votes cast at the Annual Meeting will be elected directors. Consequently, any shares not voted (whether by abstention or broker nonvotes) have no effect on the election of directors. Proxies in the enclosed form will be voted for the election as directors of the nine nominees named below. Management does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the accompanying proxy reserve the right to substitute another person of their choice when voting at the meeting or any adjournment thereof. All nominees are currently directors of Arrow and were elected at Arrow's last annual meeting.

                                                                                  Shares of Common         Percentage of
                                                                                    Stock Owned             Outstanding
                                  Position with Arrow and          Director       Beneficially as of          Common
Name                     Age        Business Experience             Since          March 29, 1996             Stock
----                     ---        -------------------             -----          --------------             -----

Daniel W. Duval          59       President and Chief               1987                  2,100                _._%
                                  Executive Officer of
                                  Robbins & Myers, Inc., a
                                  manufacturer of fluids
                                  management systems, for
                                  more than five years;
                                  director of Robbins &
                                  Myers, Inc. and National
                                  City Bank of Dayton.

Carlo Giersch            58       Chief Executive Officer of        1990                113,000<F1>            _._%
                                  Spoerle Electronic,
                                  Arrow's 70% owned
                                  German affiliate, for more
                                  than five years.

Stephen P. Kaufman       54       Chairman of the Board of          1983                   ____<F2><F3>        _._%
                                  Arrow since May 1994
                                  and President and Chief
                                  Executive Officer of
                                  Arrow for more than five
                                  years.


                                      -5-



                                                                                 Shares of Common         Percentage of
                                                                                   Stock Owned             Outstanding
                                  Position with Arrow and          Director       Beneficially as of          Common
Name                     Age        Business Experience             Since          March 29, 1996             Stock
----                     ---        -------------------             -----          --------------             -----

Roger King               55       Director of Orient                1995                   ____                _._%
                                  Overseas (International)
                                  Limited, an investment
                                  holding company, with
                                  investments principally in
                                  integrated containerized
                                  transportation businesses,
                                  since ______ 1992; until
                                  February 1996 Chairman
                                  and Chief Executive
                                  Officer of ODS System-
                                  Pro Holdings Limited, a
                                  reseller of computers and
                                  related products and
                                  services, for more than
                                  five years.

Robert E. Klatell        50       Executive Vice President          1989                   ____<F2>            _._%
                                  of Arrow since November
                                  1995, Senior Vice
                                  President for more than
                                  five years prior thereto,
                                  Chief Financial Officer
                                  since January 1992, and
                                  General Counsel,
                                  Treasurer, and Secretary
                                  for more than five years.

Karen Gordon Mills       42       President of MMP Group            1994                     300               _._%
                                  Inc. consulting firm, since
                                  January 1993; prior
                                  thereto Managing Director
                                  of E.S. Jacobs &
                                  Company, an equity
                                  investment business, for
                                  more than five years;
                                  director of Armor All
                                  Products, Telex
                                  Communications Inc., The
                                  Scotts Company, and
                                  Triangle Pacific Co.

Richard S. Rosenbloom    63       David Sarnoff Professor           1992                   2,500               _._%
                                  of Business
                                  Administration at Harvard
                                  Business School for more
                                  than five years; director
                                  of Executone Information
                                  Systems, Inc.


                                      -6-



                                                                                 Shares of Common         Percentage of
                                                                                   Stock Owned             Outstanding
                                  Position with Arrow and          Director       Beneficially as of          Common
Name                     Age        Business Experience             Since          March 29, 1996             Stock
----                     ---        -------------------             -----          --------------             -----

Robert S. Throop         58       Chairman and Chief Executive      1994                 206,000<F4>           _._%
                                  Officer of Anthem
                                  Electronics, Inc., an
                                  electronics distributor
                                  acquired by Arrow in
                                  November 1994, for more
                                  than five years and Vice
                                  President of Arrow since
                                  March 1995; director of
                                  The Coast Distribution
                                  System and The
                                  Manitowoc Company,
                                  Inc.

John C. Waddell          58       Vice Chairman of the              1969                    ____<F2>           _._%
                                  Board of Arrow since
                                  May 1994 and Chairman
                                  of the Board of Arrow for
                                  more than five years prior
                                  thereto.

-------------------

<F1>     Includes  shares  owned  individually  and options to  purchase  shares granted under Arrow's Stock Option Plan. See page 2.

<F2>     Includes shares owned individually,  options to purchase shares granted under Arrow's Stock Option Plan, shares awarded under Arrow's Restricted Stock Plan, and shares held by Arrow's Stock Ownership Plan. See page 2.

<F3>     Does not include  6,875 shares held by a charitable  trust of which Mr.
         Kaufman and members of his immediate family are the trustees.

<F4>     Includes shares owned individually,  options to purchase shares granted under Arrow's Stock Option Plan, options to purchase shares granted under Anthem's stock option plans prior to the acquisition, and shares awarded under Arrow's Restricted Stock Plan.

                  The audit committee of the Board of Directors consists of Mr. Duval and Mr. King. The audit committee evaluates and reviews such matters as Arrow's accounting policies, reporting practices, internal audit function, and internal accounting controls. The committee also reviews the scope and results of the audit conducted by Arrow's independent auditors.

                  The compensation committee of the Board of Directors consists of Mr. Duval, Ms. Mills, and Mr. Rosenbloom. The compensation committee approves the salaries and incentive compensation of senior managers, advises the Board generally with regard to other compensation and employee benefit matters, and approves stock option and restricted stock awards.

                  The nominating committee of the Board of Directors consists of Mr. Rosenbloom, Mr. Duval, and Ms. Mills. Shareholder recommendations for nominees for membership on the Board of Directors will be considered by the nominating committee. Such recommendations may be submitted to the Secretary of Arrow, who will forward them to the chairman of the nominating committee.

                  The charitable contributions committee of the Board of Directors consists of Mr. Waddell, Mr. Klatell, and Mr. Throop. The charitable contributions committee reviews community and civic programs and services of educational, cultural, and other social organizations, and approves the charitable contributions to be made by the company.

                  During 1995 there were 5 meetings of the Board of Directors, 3 meetings of the audit committee, 6 meetings of the compensation committee, 8 meetings of the nominating committee, and 1 meeting of the charitable contributions committee. All directors attended 75% or more of the meetings of the Board of Directors and the committees on which they served. Mr. Duval did not file on a timely basis a report on Form 4 in connection with the purchase of 100 shares of Arrow by his spouse.

                  EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

                  The following table provides certain summary information concerning the compensation for the past three years of the Chief Executive Officer and each of the other four most highly compensated executive officers of the company (the "named executive officers").

                                                                                       Long-Term
                                         Annual Compensation                        Compensation Awards
                          -----------------------------------------------------   ------------------------
                                                                                  Restricted    Securities
       Name and                                                  Other Annual       Stock       Underlying        All Other
   Principal Position       Year     Salary<F1>      Bonus      Compensation<F2>  Award(s)<F3>   Options<F4>    Compensation<F5>
------------------------   ------   -----------   -----------   ---------------   -----------   ------------   ----------------

Stephen P. Kaufman,         1995     $649,045     $1,039,250       $50,375         $167,500       25,000<F6>        $9,120
President and Chief         1994      574,000        743,000        62,650          170,000       25,000             9,120
Executive Officer           1993      504,000        570,000        65,644          190,000       25,000            11,572

Carlo Giersch, Chief        1995      698,178           --            --            125,625       10,000              --
Executive Officer of        1994      618,582           --            --               --           --                --
Spoerle Electronic          1993      604,230           --            --               --         10,000              --

Robert S. Throop,           1995      521,765        106,000        20,750          125,625       10,000             9,120
Chairman and Chief          1994      595,391        231,498          --            340,000       20,000            16,145
Executive Officer of
Anthem Electronics,
Inc.<F7>

Steven W. Menefee,          1995      360,712        310,000        81,400          125,625       45,000             9,120
Senior Vice President       1994      330,200        230,000        75,063          136,000       15,000             9,120
                            1993      304,783        241,000        66,856          152,000       15,000             7,075

Robert E. Klatell,          1995      369,400        192,200        43,713          125,625       15,000             9,120
Executive Vice President    1994      339,400        227,000        53,319          136,000       15,000             9,120
and Chief Financial         1993      308,983        220,000        66,572          152,000       15,000            11,572
Officer

-----------------

<F1>  Includes amounts deferred under retirement plans.

<F2>  Represents  reimbursement of a portion of the tax liability  incurred as a result of the vesting of restricted stock awards.

<F3>  Reflects the fair market value as of the date of grant of the stock awards granted in 1995 and in early 1996 in respect of employment during 1995. All of such awards vest in four annual installments of 25%, beginning one year after grant, and all awarded shares have dividend and voting rights equivalent to all shares of common stock. As of December 31, 1995, the aggregate number and value of unvested restricted stock awards held by Messrs. Kaufman, Giersch, Throop, Menefee, and Klatell, including the grant in early 1996 in respect of employment during 1995, were 11,500 ($425,313), 3,000 ($125,625), 10,500 ($380,625), 29,000 ($1,173,125), and
      9,000 ($331,875), respectively.

<F4>  Includes  stock  options  awarded in early  1996 in respect of  employment during 1995.

                                      -8-





<F5>  For 1995,  includes a  contribution  by Arrow of $4,500 to  Arrow's  Stock
      Ownership Plan and a matching contribution by Arrow of $4,620 to Arrow's Savings Plan for each of Messrs. Kaufman, Throop, Menefee, and Mr. Klatell.

<F6>  Does not  include  options  to  purchase  500,000  shares of common  stock granted to Mr. Kaufman in March 1995 as part of the entering into of a new employment agreement with Arrow terminating December 31, 2001. See "Employment Agreements" page ___.

<F7>  Anthem  became  a  wholly-owned  subsidiary  of Arrow  in  November  1994.
      Reflects compensation received during 1994 pursuant to employment and incentive arrangements established by Anthem prior to the acquisition. Does not include options to purchase 107,740 shares of Arrow common stock issued in 1994 in exchange for options to purchase Anthem common stock granted by Anthem pursuant to Anthem's stock option plans prior to the acquisition.

Stock Option Grants in Last Fiscal Year

         The following table provides information on option grants during 1995 and in early 1996 in respect of employment during 1995 to the named executive officers.

                                                  Individual Grants
                                -----------------------------------------------------
                                                % of Total
                                Number of        Options                                       Potential Realizable Value
                                Securities      Granted to                                       at Assigned Rates of
                                Underlying      Employees    Exercise or                       Stock Price Appreciation
                                 Options         in Fiscal   Base Price    Expiration             for Option Term<F3>
Name                          Granted (#)<F1>      Year       ($/Sh)<F2>      Date               5%              10%
----                          --------------   -----------   -----------   -----------     --------------  ----------------
Stephen P. Kaufman<F4>           25,000             3.2%       $41.875      12/15/05           $704,125        $1,741,375
Carlo Giersch                    10,000             1.3         41.875      12/15/05            281,650           696,550
Robert S. Throop                 10,000             1.3         41.875      12/15/05            281,650           696,550
Steven W. Menefee                45,000             5.7         47.875      12/15/05            997,425         2,864,475
Robert E. Klatell                15,000             1.9         41.875      12/15/05            422,475         1,044,825
All shareholders                    N/A             N/A            N/A           N/A      1,368,914,304     3,469,367,205
All optionees                   790,600           100           43.27       various in       21,165,586        53,967,502
                                                                            2005
All optionees value as a            N/A             N/A            N/A           N/A                1.5%              1.6%
  percent of all
  shareholders value

-------------------

<F1>      All of such grants  become  exercisable  in three annual  installments, commencing on the date of grant (except for certain grants included in "All optionees," which become exercisable in three annual installments, commencing on the first anniversary of the date of grant) and expire 10 years after the date of grant.

<F2>     All at fair market value at date of grant.

<F3>     Represents  gain that would be realized  assuming the options were held for the entire ten-year option period and the stock price increased at annual compounded rates of 5% and 10%. Potential realizable values for shareholders are based on 50,625,529 shares outstanding at December 30, 1995 from a base price of $43.00 per share. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on overall market conditions and on the future performance of the company and its common stock. There can be no assurance that the amounts reflected in this table will be achieved.

<F4>     Does not include  options to purchase  500,000  shares of common  stock granted to Mr. Kaufman in March 1995 as part of the entering into of a new employment agreement with Arrow terminating December 31, 2001. The options become exercisable in three equal annual installments commencing on the first anniversary of the date of grant, at an exercise price equal to market price on the date of grant plus 1% per quarter from the date of grant to the exercise date, and expire 10 years after the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

         The following table provides information concerning the exercise of stock options during 1995 by each of the named executive officers and the year-end value of their unexercised options.

                                                                      Number of                 Value of
                                                                     Unexercised               Unexercised
                                                                     Options at               In-the-Money
                                                                       Fiscal                  Options at
                                                                     Year-End<F2>           Fiscal Year-End <F2>
                               Shares                              ---------------          ---------------
                             Acquired on           Value             Exercisable/              Exercisable/
Name                          Exercise          Realized<F1>        Unexercisable             Unexercisable
----                          --------          -----------         -------------             -------------

Stephen P. Kaufman               --                 --             210,625/525,000         $4,908,753/$432,080
Carlo Giersch                  10,000            $ 150,000           3,333/6,667                   3,750/7,500
Robert S. Throop               37,040            1,031,963          58,808/41,891              729,239/201,757
Steven W. Menefee              57,000            1,385,375          25,000/35,000                75,625/56,250
Robert E. Klatell                --                 --             104,000/15,000             2,089,875/56,250

-------------------
<F1>     Represents the  difference  between the fair market value of the shares at date of exercise and the exercise price multiplied by the number of options exercised.

<F2>     Includes  stock options  awarded in early 1996 in respect of employment during 1995.

            Compensation Committee Report on Executive Compensation

                  A primary role of the compensation committee (the "committee") is to oversee compensation practices for Arrow's senior executive officers. The committee's responsibilities include the review of salaries, benefits, and other compensation of Arrow's senior managers and making recommendations to the full Board of Directors with respect to these matters. The committee is comprised entirely of Board members who are independent, nonemployee directors of the company.

                  The committee's primary objective in establishing compensation programs and levels for Arrow's key executive officers is to support Arrow's goal of maximizing the value of shareholders' interests in Arrow. To achieve this objective, the committee believes it is necessary to:

         - Set levels of base compensation that will attract and retain superior executives in a highly competitive environment.

         - Encourage long-term decision making that enhances shareholder value. The committee believes that this objective is promoted by emphasizing grants of stock options and restricted stock, thereby creating a direct link between shareholder value creation and executive compensation.

         -    Provide  incentive  compensation  that varies  directly  with both
              company   performance   and   individual   contribution   to  that
              performance.

Components of Compensation

         Base Salary

                  The committee annually reviews each executive officer's base salary. The factors which influence committee determinations regarding base salary include: comparable levels of pay among executives at the larger companies in the peer group contained in the graph on page __, internal pay equity considerations, level of responsibilities, prior experience, breadth of knowledge, and job performance. Such compensation is generally competitive with comparable jobs at comparable companies. For comparative purposes the committee selects the larger companies in its peer group because Arrow is the largest company in such peer group. Levels of compensation for base salary of senior executive officers of Arrow are slightly above the median of the peer group. Arrow is significantly larger than all of the other companies except one that is included within the peer group. Arrow also has substantial sales outside the United States, and only one other company included within the peer group has operations outside North America. Therefore, the committee believes that Arrow requires greater breadth of management, skills and experience to successfully manage its larger and more complex businesses.

                  In conducting its salary deliberations, the committee does not strictly tie senior executive base pay to a defined competitive standard. Rather, the committee elects to maintain flexibility in its decision making capacity so as to permit salary recommendations that best reflect the individual contributions made by the company's top executives. Each of the named executive officers has an employment agreement which provides for a minimum base salary. See page___.

                  Based upon the overall success of Arrow, the committee believes that it is appropriate to compensate Mr. Kaufman at a level at least equal to that paid to chief executive officers of comparable companies. The committee values highly Mr. Kaufman's breadth of knowledge and recognizes his significant contribution to the success of Arrow.

                  In 1994 and 1995, Mr. Kaufman's base salary was increased to $574,000 and $650,000, respectively, in recognition of the continued growth in Arrow's sales and earnings and the further expansion of Arrow into strategic markets.

         Annual Incentives

                  Arrow's Chief Executive Officer Performance Bonus Plan ("Chief Executive Bonus Plan"), which was adopted in 1994, provides for a performance-based bonus for Arrow's chief executive officer based upon target level earnings per share and target level return on shareholders' equity. The purpose of the Chief Executive Bonus Plan is to enable Arrow to specifically motivate the chief executive officer to achieve strategic financial and operating objectives, reward his contribution toward improvement in financial performance as measured by the growth in earnings per share and/or growth in the return on equity of Arrow, provide the chief executive officer with an additional incentive to contribute to the success of Arrow and to offer a total compensation package that is competitive in the industry and includes a bonus component which is intended to qualify as performance-based compensation deductible to Arrow under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Chief Executive Bonus Plan sets forth a pre-established bonus formula and sets an annual performance goal pursuant to which the committee can objectively calculate the chief executive officer's potential annual cash bonus for each service year with Arrow. For 1995 Mr. Kaufman received a bonus payment of $939,250 under the Chief Executive Bonus Plan. The committee also awarded Mr. Kaufman a $100,000 discretionary bonus payment to recognize his accomplishments with regard to long-term strategic planning and management development which the committee believes are not recognized in the bonus formula set forth in the Chief Executive Bonus Plan.

                  Each year, for other executive officers of Arrow, the committee -- in consultation with management -- establishes short-term financial goals which relate to one or more indicators of corporate financial performance. For 1995, the short-term incentive award opportunity was contingent upon Arrow attaining a prespecified level of sales, profitability, and asset utilization.

                  Incentive targets are established for participating executives under the Management Incentive Compensation Plan ("MICP") based on the participant's level and breadth of responsibility, potential contribution to the success of the company, and competitive considerations. The participant's actual award is determined at the end of the year based on Arrow's actual performance against the predetermined financial goals, as well as the attainment of specific individual goals or contributions to Arrow's success.

                  Annual incentives of Messrs. Throop, Menefee, and Klatell reflect Arrow's attainment of predetermined financial goals and the level of achievement by Messrs. Throop, Menefee, and Klatell of the targets established under the MICP. The MICP awards earned by the named participating executive officers averaged 46% of their respective salaries, representing a range of 85% to 130% level of achievement of the goals.

         Long-Term Incentives

                  Arrow reinforces the importance of producing satisfactory returns to shareholders over the long-term through the operation of its Stock Option Plan and its Restricted Stock Plan. Stock option and restricted stock awards provide executives with the opportunity to acquire an equity interest in Arrow and align the executive's interest with that of the shareholders to create shareholder value as reflected in growth in the price of Arrow's shares.

                  Option exercise prices are equal to 100% of the fair market value of Arrow's shares on the date of option grant and are exercisable in three installments. This ensures that participants will derive benefits only as shareholders realize corresponding gains over an extended time period. Options have a maximum term of 10 years.

                  Restricted stock is granted to participants in order to help foster a shareholder perspective among the participants. A long-term focus is encouraged -- and executive retention is reinforced -- through the four-year vesting schedule to which shares of restricted stock are subject.

                  Each year, the committee reviews the history of stock option and restricted stock awards and makes grant decisions based on the committee's assessment of each individual executive's contribution and performance during the year and on competitive compensation practices in comparable companies. The grants to Mr. Kaufman and each of the other named executive officers in 1995 are consistent with grants in prior years relative to Arrow's performance and the individual's contributions, and represent Arrow's continued emphasis on executive compensation which is linked to increases in the value of Arrow's stock. Generally, the size of the grants of such long-term incentives reflects the committee's assessment of each individual's contributions and performance during the year. Mr. Kaufman was granted 25,000 stock options and 4,000 shares of restricted stock in 1995 in recognition of Arrow's continued growth in sales and earnings and Arrow's further expansion into strategic markets.

Summary

                  Each year, the Board and the committee review all elements of cash and noncash compensation paid to the executive officers of Arrow. The committee manages all elements of executive pay in order to ensure that pay levels are consistent with Arrow's compensation philosophies. In addition, the Board and the committee administer Arrow's long-term executive compensation programs to ensure that Arrow's objectives of linking executive pay to improved Arrow financial performance and increased shareholder value continue to be fostered.

Richard S. Rosenbloom, Chairman
Daniel W. Duval
Karen Gordon Mills

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG ARROW ELECTRONICS, INC., S&P 500 INDEX &
                         ELECTRONICS DISTRIBUTOR INDEX

                  The following graph compares the performance of Arrow for the periods indicated with the performance of the Standard & Poor's 500 Stock Index and the average performance of a group consisting of the company's peer corporations on a line-of-business basis. The corporations making up the peer companies group are Avnet, Inc., Jaco Electronics, Inc., Kent Electronics Corporation, Marshall Industries, Milgray Electronics, Inc., Pioneer-Standard Electronics, Inc., Sterling Electronics Corporation, Western Micro Technology, Inc., and Wyle Electronics. Total return indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point.

(A comparative performance graph was included plotting the cumulative five-year returns of Arrow, the S&P 500 Index and the Electronics Distributor Index for the years 1990 to 1995 based on the data presented in the table below.)

================================================================================
1990            1991           1992           1993           1994           1995
---------------------------------===============================================
Arrow          100          360          654         954         820         983
--------------------------------------------------------------------------------
S&P       500       Index       100      131      140      155      157      215
--------------------------------------------------------------------------------
Electronics     Distributor     Index     100    104    128    147    142    175
================================================================================


                  Assumes $100 invested on December 31, 1990 in Arrow, S&P 500 Index and peer companies group.

Directors' Compensation

                  The members of the Board of Directors who are not employees receive an annual fee of $30,000 for the term expiring in May 1995, a fee of $1,000 for each Board of Directors meeting personally attended and each committee personally attended, and a fee of $500 for telephonic participation in each Board of Directors meeting and each committee. In addition, each director serving as Chairman of any committee receives an additional annual fee of $1,500.

Employment Agreements

                  Arrow has employment agreements with each of the named executive officers. In March 1995 Mr. Kaufman entered into a new employment agreement with Arrow terminating December 31, 2001, which provides for an annual base salary of not less than $650,000 through June 30, 1998 during which period Mr. Kaufman will serve as Chairman of the Board and Chief Executive Officer of Arrow and not less than $400,000 thereafter. As part of entering into the new agreement, Mr. Kaufman received options to purchase 500,000 shares of Arrow common stock which become exercisable in three equal annual installments commencing on the first anniversary of the date of grant, at an exercise price equal to market price on the date of grant plus 1% per quarter from the date of grant to the exercise date, and expire 10 years after the date of grant.

                  Mr. Klatell has an employment agreement with Arrow terminating December 31, 1996, which provides for an annual base salary of not less than $235,000. Mr. Menefee has an employment agreement with Arrow terminating December 31, 1997 (subject to automatic renewals from year to year unless either Arrow or the executive elects not to renew), which provides for an annual base salary of not less than $320,000. Mr. Giersch has an employment agreement with Spoerle Electronic terminating on his 65th birthday (subject to earlier termination by either Spoerle Electronic or Mr. Giersch upon six months written notice), which provides for an annual base salary of not less than 700,000 deutsche marks ($488,724 based on the average exchange rate during 1995) with annual adjustments in the same proportion in which salaries of the employees of Spoerle have been adjusted in the preceding year. Mr. Throop has an employment agreement with Arrow terminating December 31, 2001, which provides for an annual base salary of not less than $500,000 through December 31, 1996 and not less than $225,000 thereafter.

Extended Separation Benefits

                  Arrow maintains a broad-based program to shelter employees at all levels from any adverse consequences which might result from a change in control of the company. A change in control is defined in the program to include such time that any person becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of Arrow's voting securities or certain changes occur in the constitution of Arrow's Board of Directors. Pursuant to a policy adopted by the Board of Directors in 1988, the period of salary continuation normally extended to employees whose employment is terminated as a result of a workforce reduction or reorganization (which period ranges from two to 12 weeks depending upon length of service with Arrow) is tripled if employment is terminated by the company (other than for cause) as a result of a change in control. In addition to this policy, Arrow has entered into one-year employment agreements with approximately 65 management-level employees, pursuant to which among other matters, such employees will receive one year's compensation and continuation for up to one year of medical and life insurance benefits if their employment is terminated by the company (other than for cause) within 12 months following a change in control. Arrow also has agreements with approximately 20 divisional and group vice presidents who are not executive officers, which provide such vice presidents with two times their annualized includible compensation (as defined in the Code) and continuation for up to three years of medical, life, and other welfare benefits if their employment is terminated by the company (other than for cause), if their responsibilities or base salaries are materially diminished, or if certain other adverse changes occur within 24 months following a change in control. Similar agreements provide the executive officers with three times their annualized includible compensation and continuation for up to three years of their benefits if their employment is terminated by the company (other than for cause approved by three-fourths of the directors then serving), if their responsibilities or base salaries are materially diminished, or if certain other adverse changes occur within 24 months following a change in control. The amounts payable pursuant to such agreements to the executive officers (other than Messrs. Waddell, Kaufman, and Klatell) and to the other vice presidents will be reduced, if necessary, to avoid excise tax under Section 4999 of the Code.

Unfunded Pension Plan

                  Arrow maintains the Unfunded Pension Plan for Selected Executives of Arrow Electronics, Inc. (the "SERP"). Under the SERP, Arrow's Board of Directors determines those employees who are eligible to participate in the SERP and the amount of their maximum annual pension upon retirement on or after attaining age 60. Of the named executive officers, Messrs. Kaufman, Klatell and Menefee have been designated by Arrow as participants in the SERP, with maximum annual pensions of $300,000, $150,000 and $175,000, respectively. If a designated participant retires between the ages of 55 and 60, the amount of the annual pension is reduced based upon a formula contained in the SERP. In addition, if there is a change of control of Arrow and the employment of a designated participant who is at least age 50 with 15 years of service is involuntarily terminated other than for cause or disability, or such participant terminates employment for good reason, the participant will receive the maximum annual pension.

Certain Transactions

                  Prior to its acquisition by Arrow, Anthem extended a loan to John J. Powers, III, currently an executive officer of Arrow, in the amount of $175,837 to assist Mr. Powers in exercising outstanding options under Anthem's stock option plans. The loan, bearing interest at the prime rate, was secured by a pledge of shares of common stock, and was due and payable on April 12, 1997. The loan was repaid as of December 31, 1995.


             PROPOSED AMENDMENT OF THE CERTIFICATE OF INCORPORATION

                  Of the 80,000,000 currently authorized shares of common stock, as of December 31, 1995, 50,625,529 shares of common stock of Arrow were outstanding, and 2,146,603 shares of common stock were required to be reserved for issuance relating to outstanding options and options and restricted stock awards available for grant. The proposed amendment to the Certificate of Incorporation would increase the number of authorized shares of common stock from 80,000,000 to 120,000,000. The Board of Directors of Arrow believes that additional shares of common stock should be available for issuance by the Board of Directors. The reason for the proposed increase in the number of authorized shares of common stock is to make such additional shares available for future issuance as share dividends and stock splits, as restricted stock awards, upon exercise of stock options, for cash, for acquisitions of property or stock of other corporations, and for other purposes, as occasion may arise.

                  While Arrow frequently has various acquisitions under consideration, Arrow has not entered into any agreements regarding the issuance of a significant number of additional shares and does not have any other present intention to issue any of the additional shares of common stock to be authorized. The Board of Directors believes it is desirable that Arrow have such additional shares available for situations in which their issuance may be suitable without the delay which would result from holding a meeting of shareholders to authorize the issuance of additional shares.

                  If the proposed amendment is adopted, the additional shares of common stock may be issued by the Board of Directors of Arrow without further action by the shareholders, except as may be required by law or pursuant to Arrow's listing agreement with the NYSE.

                  The issuance of additional shares of common stock otherwise than on a pro-rata basis to all holders of such stock would reduce the proportionate interest of such stockholders.

                  The affirmative vote of the holders of a majority of the outstanding shares of the common stock of Arrow is sufficient for the adoption of the proposal to approve the amendment to the Certificate of Incorporation increasing the number of authorized shares of common stock. Consequently, any shares not voted (whether by abstention or broker non-votes) have the same effect as votes against the proposed amendment to the Certificate of Incorporation.

                  The Board of Directors recommends that the shareholders vote FOR this proposal.

                      APPROVAL OF APPOINTMENT OF AUDITORS

                  The shareholders will be asked to ratify the appointment of Ernst & Young LLP as Arrow's independent auditors for 1996. Arrow expects that representatives of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and that such representatives will be available to answer appropriate inquiries raised at the meeting.

                  The Board of Directors recommends that the shareholders vote FOR the ratification of such appointment.


                      SUBMISSION OF SHAREHOLDER PROPOSALS

                  Arrow anticipates that the next Annual Meeting of Shareholders will be held on or about May 15, 1997. In order to be eligible for inclusion in Arrow's proxy statement and proxy for such meeting, proposals of shareholders must be received by Arrow on or before December 2, 1996.


                                 OTHER MATTERS

                  Management does not expect any matters to come before the meeting other than those referred to in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

                                  By Order of the Board of Directors,


                                            Robert E. Klatell
                                              Secretary

                                                                        ANNEX A


             PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

                  The Certificate of Incorporation is proposed to be amended to increase the authorized number of common stock by deleting the first paragraph of Article THIRD thereof in its entirety and by substituting in lieu therefor a new first paragraph of Article THIRD, to read in its entirety as follows:

              "THIRD:               The total number of shares of all classes of
         stock which the Corporation shall have authority to issue is One Hundred Twenty-Two Million (122,000,000) shares, consisting of:

                           (a) Two Million (2,000,000) shares of Preferred Stock having a par value of $1 per share (hereinafter referred to as "Preferred Stock"); and

                           (b)    One  Hundred  Twenty   Million   (120,000,000)
                  shares of Common Stock having a par value of $1 per share (hereinafter referred to as "Common Stock")."